Exhibit 99.1

New Oriental Energy & Chemical Corp Reports Full Year Results

Year Long Halt in DME Sales And Reduced Urea Sales Were Key Factors in
Lower Revenues and Full Year Loss;

Company Maintains Forecast of “Near Term” Resumption in DME
Production and Recovery to “Normal Levels” Within One Year

XINYANG, CHINA—(June 29, 2010) - New Oriental Energy & Chemical Corp. (NASDAQ: NOEC) (the "Company"), a China-based specialty chemical and emerging coal-based alternative fuel manufacturer, today announced results for its 2010 fiscal year ended March 31, 2010.  On revenues in fiscal year 2010 of $32,463,882, the Company incurred a net loss of $(13,351,502) or $(1.06) per share.  This compared with revenues a year earlier of $52,545,647 and a net loss of $(3,729,007), or $(.30) per share.

The Company attributed the decrease in revenues and the widening of the net loss compared with the prior year primarily to a year long temporary halt in DME production and decreased selling prices and sales of urea.

With respect to urea sales, which accounted for approximately two-thirds of total fiscal year sales, the Company noted that demand for the product remained fairly steady and, as the year progressed, it saw improved urea pricing as well as moderating pricing for locally produced coal - - the principal raw material utilized to produce urea.  Nevertheless, the improvement in urea pricing could not offset the fact that prices for coal remained elevated compared with historical levels, which resulted in unit costs outpacing unit pricing.  According to the Company, DME pricing also remained below breakeven and, as a consequence, while the Company continued to pursue expansion of its DME production facilities, it maintained the temporary hold on DME production that was instituted in the second half of fiscal 2009.

The only products with significant sales growth during the year were methanol and ammonia water.  Sales of the latter grew nearly 10% as the Company’s technology improved and opened the way for increased future income from this environmentally friendly product.  Methanol sales during the year increased more than 244% to approximately $6.24 million, and contributed more than 19% of total sales, as demand for the product improved.  While the Company’s coal-based methanol continued to be uneconomic, sales were pursued to maintain market share.   To date, the Company’s methanol production primarily has been for the production of DME, however, methanol demand could be spurred further by increased government enforcement of its use as a gasoline additive.

Mr. Chen Si Qiang, CEO and Chairman of the Company, stated, "We continue to believe we will see a recovery in DME production to the ‘normal level’ within one year, based largely on an anticipated improvement in pricing which we believe may occur fairly soon.  We also are optimistic that price increases recently announced by the government for petroleum and electric power will open the door to improved prices for urea, while an anticipated consolidation among coal producer’s prices in our view will lead to further reductions in prices for this commodity.  We also see improvements that have been made in our production process helping to lower our costs.”

Methanol/DME Plant Expansion Nearing Completion

The Company reported that it continues to envision future growth coming primarily from the production and sale of DME as a clean and less expensive alternative to LPG when business and economic conditions permit.  In this regard, it has steadily pursued the expansion of its methanol production facility. Since completion of the second phase of the planned expansion of its methanol facility in 2005, the Company’s self made methanol with a 50,000 tons per year capacity can support up to 25% of 150,000 tons per year of DME production.  The third phase of the methanol project, with an additional 200,000 tons of methanol capacity was initiated in November, 2007, with completion now anticipated in September this year.  It is anticipated that the expansion soon will be entering the “debugging” stage, following completion of the foundational construction in the current quarter, with production being ramped up during the fourth quarter of calendar year 2010.

Goals For 2011: Transformation to a Much Larger New Energy Company

“The difficulties posed by the economic and business conditions in recent periods have been very substantial,” stated Mr. Chen.  He continued, “Nevertheless, we believe there is light at the end of the tunnel and it is anticipated and planned that during calendar year 2011, the Company will have the manufacturing capacity and equipment to produce 600,000 tons of DME per year, with the completion of our 200,000 ton coal-based gas-methanol production project.”  He added, “Our goal continues to be the conversion of our Company to a large scale, comprehensive new energy and chemical fertilizer corporation with a very bright outlook, as China and the world intensify efforts to find new, clean energy alternatives.”

SEE ATTACHED TABLE

About New Oriental Energy & Chemical Corp.

New Oriental Energy & Chemical Corp. (NASDAQ: NOEC) is an emerging coal-based alternative fuels and specialty chemical manufacturer based in Henan Province, in the PRC. The Company's core products are urea and other coal-based chemicals primarily utilized as fertilizers. Future growth is anticipated from its focus on expanding production of coal-based alternative fuels, in particular, methanol, as an additive to gasoline and dimethyl ether (DME), which has been a cheaper, more environmentally friendly alternative to LPG for home heating and cooking, and diesel fuel for cars and buses. All of the Company's sales are made through a network of distribution partners in the PRC. Additional information on the Company is available on its website at www.neworientalenergy.com.

Safe Harbor Statement

This press release may contain forward-looking statements concerning New Oriental Energy & Chemical Corp. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contacts:

Li Donglai
Chief Financial Officer
New Oriental Energy & Chemical Corp.
Xicheng Industrial Zone of Luoshan, Xinyang
Henan Province, The People's Republic of China
Tel: (011-86) 139-3764-6299

Ken Donenfeld
DGI Investor Relations
donfgroup@aol.com
kdonenfeld@dgiir.com
Ph: (212) 425-5700
Fax: (646) 381-9727

NEW ORIENTAL ENERGY & CHEMICAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE YEARS ENDED MARCH 31, 2010 AND 2009

	2010	2009

REVENUES	$32,463,882	$52,545,647

COST OF GOODS SOLD	38,037,303	54,038,734

GROSS LOSS	(5,573,421)	(1,493,087)

General and administrative	3,007,330	2,626,115

Selling and distribution	1,342,669	1,147,596

Research and development	83,722	141,029

LOSS FROM OPERATIONS	(10,007,142)	(5,407,827)

OTHER INCOME (EXPENSES)

Interest expense, net	(1,963,012)	(1,095,716)

Government grants	1,903	1,437,748

Other income (expenses), net	13,677	(98,206)

LOSS BEFORE INCOME TAXES	(11,954,574)	(5,164,001)

INCOME TAX (EXPENSE) BENEFIT	(846,280)	1,434,994

NET LOSS	(12,800,854)	(3,729,007)

OTHER COMPREHENSIVE INCOME

Foreign currency translation gain	8,067	457,781

OTHER COMPREHENSIVE INCOME	8,067	457,781

COMPREHENSIVE LOSS	$(12,792,787)	$(3,271,226)

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	12,640,000	12,640,000

NET LOSS PER SHARE, BASIC AND DILUTED	$(1.01)	$(0.30)